DOUBLELINE FUNDS TRUST
FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIRST AMENDMENT, dated as of the 25th day of August, 2010, to the Custody Agreement dated as of March 25, 2010 (the "Custody Agreement"), is entered into by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the Custody Agreement to add a Fund; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Custody Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DOUBLELINE FUNDS TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/Ronald Redell	By: /s/Michael R. McVoy

Name: Ronald Redell	Name: Michael R. McVoy

Title: President	Title: Vice President

Amended Exhibit C
to the
 Custody Agreement – DoubleLine Funds

Fund Names

Separate Series of DoubleLine Funds Trust

Name of Series
DoubleLine Total Return Bond Fund
DoubleLine Core Fixed Income Fund
DoubleLine Emerging Markets Fixed Income Fund
DoubleLine Multi-Asset Growth Fund

And any other Funds listed in the then current Prospectus.